Exhibit 10.1

DATED 13 OCTOBER 2021

BETWEEN

VETTONS CITY ANGELS SDN. BHD.

AND

THE ANGEL INVESTORS

SHAREHOLDERS’ AGREEMENT

1

THIS SHAREHOLDERS’ AGREEMENT is made the 13th day of October 2021

PARTIES:

(1)	VETTONS CITY ANGELS SDN. BHD. Company No.: 201901039327 (1348657-U), a private company limited by shares incorporated under the laws of Malaysia and having registered address at B03--B--13--1, Level 13, Menara 3A, KL Eco City, No. 3, Jalan Bangsar, 59200 Kuala Lumpur, Malaysia (“Company”);

AND

(2)	THE ANGEL INVESTORS whose name and particulars are set out in Schedule 1. (Collectively referred to as the “Angel Investors”).

(“Parties” means the parties to this Agreement, and “Party” shall mean any one of them as the context requires)

RECITALS:

(A)	The Angel Investors wish to participate i n an angel-fundraising round by investing in the ordinary shares of Vettons City Sdn Bhd (Company No. 201901039292 (1348622-T), being a private company incorporated in Malaysia with the registered address at B03--B--13--1, Level 13, Menara 3A, KL Eco City, No. 3, Jalan Bangsar, 59200 Kuala Lumpur, Malaysia (“Vettons City”). Pursuant to the angel-fundraising round, Vettons City intends to raise RM2,915,000 at a pre-money valuation of RM58,300,000, by issuing 250,000 ordinary shares at a subscription price of RM11.66 (rounded to 2 decimal places) per share (“Angel Fundraising Round”).

(B)	As the Companies Act 2016 limits the number of shareholders of a private company, the Angel Investors have agreed to hold their investment and shares in Vettons City through the Company.

(C)	The Company is private company incorporated in Malaysia as a special purpose vehicle to hold and deal with the shares in Vettons City on behalf of the Angel Investors. Pursuant to the Angel Fundraising Round, Vettons City will issue 250,000 ordinary shares to the Company, and the Company will in turn issue 250,000 ordinary shares, all of which will be fully paid up by the Angel Investors, to the Angel Investors to reflect their respective indirect investment and beneficial ownership of shares in Vettons City according to a 1:1 ratio, where ownership of 1 ordinary share of the Company being equal to the beneficial ownership in 1 ordinary share of Vettons City.

(D)	The Company’s shareholders shall comprise of the Angel Investors, who have agreed to appoint and maintain a board of directors that is comprised of the same individuals as in the board of directors of Vettons City, except for the directors appointed by Vettons City’s investors at Vettons City’s subsequent fundraising rounds, as practicably possible from time to time.

(E)	The Company and the Angel Investors enter into this Agreement on the terms and conditions contained herein to regulate their relationship, rights and obligations as shareholders of the Company.

2

1.	Principal Activities & Administrative Expenses of the Company

1.1	The Company shall be confined to act as a special purpose vehicle to hold and deal with shares in Vettons City on behalf of the Angel Investors, subject always to the provisions of the constitution and existing shareholders’ agreement of Vettons City.

1.2	Other than being an investment holding vehicle formed to hold and deal with only ordinary shares in Vettons City, the Company shall not undertake any business activities or operations, unless approved by the Board.

1.3	The costs and expenses of statutory compliance, audit and administration of Company incurred in the ordinary course of business shall be borne by Vettons City.

2	Shares and Subscription Price

2.1	The Angel Investors shall subscribe to the number of ordinary shares in the Company (“Shares”), at the subscription amount to be fully paid in cash to the Company or to Vettons City directly, who shall receive the subscription amount on behalf of the Company, as set out against their respective names in Schedule 1.

2.2	The targeted post-subscription capitalization table of the Company and the corresponding beneficial interest in ordinary shares of Vettons City held by the Company on behalf of the Angel Investors pursuant to angel-fundraising investment round is illustrated in Schedule 2.

2.3	The Company shall utilize the subscription amounts received from the Angel Investors to subscribe and fully pay for the corresponding number of ordinary shares in Vettons City at a subscription price determined by Vettons City’s board of directors. For every 1 Share in the Company subscribed and fully paid for by the Angel Investors, the Company shall, on behalf of the Angel Investors, subscribe for and hold 1 ordinary share in Vettons City, unless such ratio is amended by the Board acting in good faith. The Company may also use the subscription proceeds (if any surplus) to meet the Company’s administrative expenses and costs of statutory compliance as determined by the Board.

2.4	The Company shall not issue any other classes of ordinary shares or other types of shares (such as preference shares), unless approved by the Board.

2.5	Apart from the 250,000 ordinary shares that the Company holds in Vettons City as stated in Recital A issued pursuant to the Angel Fundraising Round, the Company shall not subscribe for any new shares in Vettons City, unless approved by the Board and unless allowed in this Agreement. In the event the Company subscribes for new shares in Vettons City, for every 1 share in Vettons City subscribed by the Company, the Company shall issue 1 Share in the Company to the relevant Angel Investor or Approved 3rd party Subscriber (as defined in Clause 5.4 below), whichever applicable, who wishes to subscribe for the New Shares in accordance to the procedure in Clauses 5.2 to 5.5.

2.6	In the event that Vettons City needs to issue shares to the Company and where the Board deems it not to be possible nor practical for the Company to issue the corresponding number of Company’s shares to the Angel Investors on a 1:1 ratio (e.g, if such an issue results in fractional shares), the Company shall hold such shares in Vettons City on trust for the Angel Investors as beneficial owners according to their respective shareholding in the Company.

3

2.7	Subject to the terms of this Agreement and as far as permissible under law, the Company shall confer the Angel Investors the full economic rights and benefits enjoyed by the shareholders of Vettons City (“Vettons City’s Shareholders”), including the rights to receive any dividends distributed by Vettons City, and any other rights, benefits, entitlements and privileges conferred on Vettons City’s Shareholders under this Agreement and/or the applicable shareholders’ agreement or constitution of Vettons City. In particular, the Angel Investors acknowledge that the Board may only declare and distribute dividends based on the Company’s profits after tax, if the Company complies with the solvency test as required under the Companies Act 2016.

2.8	The Company shall at all times be entitled to rely on the information, certifications and representations of Vettons City in relation to the shares held on behalf of the Angel Investors and shall not be liable to the Angel Investors for any act or omission of Vettons City in relation to the shares.

2.9	The Company shall submit the relevant statutory document to the Companies Commission of Malaysia with the approval of the Board and Shareholders of the Company for the shares issuance to the Angel Investors upon

(a) completion of the fundraising round

(b) received the full subscription amount for shares subscribed by Angel Investors.

(c) The Company shares being completely and validly issued to Angel Investors

3	Representations and Warranties

3.1	Each of the Parties represents and warrants that the respective Party:

(a)	has full legal rights, authority and power to enter into and bind itself by this Agreement and to exercise its rights and perform its obligations hereunder;

(b)	has not had any bankruptcy petition filed against it, is not subject to any other insolvency, liquidation or reorganisation proceedings, and has not received notice regarding any intention to initiate such proceedings; and

(c)	will not contravene any laws or any term of any agreement to which it is a party by entering into and performing its obligations under this Agreement.

3.2	Each Party indemnifies the others against claims, actions, losses or damage, costs and expenses and other liabilities which may directly or indirectly arise in connection with any misrepresentations or breach of these representations and warranties.

4	Limitations

4.1	The Angel Investors acknowledge their role as passive investors in the Company and Vettons City, and shall act within the scope of authority as determined under this Agreement.

4.2	Subject to the rights of Angel Investors under this Agreement and to the extent that it is not expressly disallowed under the Companies Act 2016,

(a)	an Angel Investor is not entitled to transfer any Shares or any interest in the Shares unless in accordance with Clause 6;

(b)	the right of an Angel Investor in the Shares and under this Agreement is limited to the right to require due administration and fair dealing by the Company of the Angel Investor’s own beneficial interest in the Vettons City’s shares attributable to the Angel Investor, in accordance with this Agreement; and

4

(c)	without limiting the generality of the foregoing, each Angel Investor acknowledges and agrees that unless the Board’s consent is first obtained:

(i)	it will not commence or pursue any action against the Company and/or the Company’s corporate representative seeking an order for specific performance or for injunctive relief in respect of the Shares and/or Vettons City’s shares, and hereby waives any rights it may otherwise have to such relief;

(ii)	if the Company or the Company’s corporate representative breaches its duties or obligations owed to an Angel Investor under this Agreement, that the Angel Investors’ recourse against the Company is limited to a right to recover damages or compensation from the Company in a court of competent jurisdiction; and

(iii)	monetary damages or compensation is an adequate remedy for such breach or threatened breach.

(d)	an Angel Investor shall not, unless expressly allowed in this Agreement and subject always to the Board’s reasonable discretion:

(i)	interfere or seek to interfere with the rights, powers, authority or discretion of the Board, Company or the Company’s corporate representative or restrict the exercise of any discretion expressly conferred on the Board, Company or the Company’s corporate representative under this Agreement;

(ii)	exercise any rights in the Company to deal with Vettons City’s shares held by the Company on behalf of the Angel Investor, or to lodge any notice or obtain any injunction affecting the Company’s shares in Vettons City;

(iii)	require the legal title of Vettons City’s shares held by the Company on behalf of the Angel Investor be transferred to the Angel Investor; or

(iv)	give any directions to the Company to do or omit to do anything which may result in the Company and/or Vettons ceasing to comply with any applicable laws or which may result in the Company being required to do anything which is inconsistent with their duties at law or under Vettons’ shareholders’ agreement and constitution and/or the Company’s Shareholders’ Agreement or constitution.

5	Share Issuance & Pre-emption rights

5.1	The Company shall not issue any new shares, unless approved by the Board. Subject to the discretion and approval of the Board, the Company shall by default issue new ordinary shares pursuant to a subscription offer or an issuance of new ordinary shares by Vettons City at such ratio where every 1 new share offered by Vettons City to the Company shall entitle the Company to issue 1 corresponding new Share in accordance with this clause. For the avoidance of doubt, the Company shall not subscribe to or hold any shares apart from ordinary shares of Vettons City, unless otherwise determined by the Board.

5.2	Pursuant to any offer or issuance of new ordinary shares by Vettons City to the Company, or where the Company otherwise issues new shares as determined by the Board (“New Shares”), such New Shares must first be offered by the Board to the Angel Investors at the same price per share offered by Vettons City and in proportion to their respective shareholdings in the Company amongst each other at that time (“Initial Subscription Offer”).

5

5.3	In the event the Angel Investors do not accept such offer or only accepts a portion of the New Shares within 14 days from the date of the Initial Subscription Offer, the remaining unaccepted New Shares may be offered by the Board in writing to Vettons City’s Shareholders, in proportion to their respective shareholding in Vettons City to the exclusion of the Company (“Second Subscription Offer”), on terms which are no more favourable than that set out in the Initial Subscription Offer, provided that upon completion of the issuance, the accepting Vettons City’s Shareholder executes a deed of ratification and accession to be bound by this Agreement in the form set out in Schedule 3.

5.4	If there are remaining New Shares which are unaccepted by the Vettons City’s Shareholders, the remaining Sale Shares may be offered by the Board to a bona fide third party (“Approved 3rd party Subscriber”). Any offer of New Shares to such third party must be approved by the Board.

5.5	In the event any unaccepted New Shares are offered to an Approved 3rd party Subscriber, the Company may, issue the unaccepted New Shares to such Approved 3rd party Subscriber at a price and terms which are no more favourable than that offered to the Angel Investors and Vettons City’s Shareholders, provided that upon completion of the issuance, such third party executes a deed of ratification and accession to be bound by this Agreement in the form set out in Schedule 3.

5.6	Where the Company is entitled to any pre-emption rights or has a right to participate in any future equity fund-raising rounds by Vettons City’s which involve shares other than ordinary shares, the Company shall without undue delay, notify the Angel Investors of their indirect entitlement to participate in proportion to their respective shareholding in the Company at that time, which shall be deemed waived if not accepted by the Angel Investors within 14 days of such notification. Any participation by the Angel Investors in the subsequent fund-raising rounds by Vettons City’s shall be done in a manner and through any other investment vehicle prescribed by the board of Vettons City’s and/or the Board in their absolute discretion.

6	Share Transfers & Pre-emption Rights

6.1	No Angel Investor may sell, transfer or dispose of their beneficial interest in the Vettons City’s shares alone without the sale, transfer or disposal of the corresponding Shares in the Company. No Angel Investor (“Selling Shareholder”) may sell, transfer or dispose of any legal or beneficial interest in the Shares for the time being owed by it (“Sale Shares”), or their beneficial interest in the Vettons City’s shares unless the Selling Shareholder shall have first notified and extended an offer of sale through the Board, who shall notify the other Angel Investors of such offer within 14 days (“Pre-emption Offer”) to acquire such Sale Shares (together with the corresponding beneficial interest in the Vettons City’s shares), in accordance with their Applicable Percentage (as defined in Clause 6.4 below) (“Initial Pre-emption Offer”).

6.2	In the event the offer for any of the Sale Shares are unaccepted by the other Angel Investors within 14 days from the Board’s notification of the Initial Pre-emption Offer, the remaining Sale Shares shall be offered in writing to the other Vettons City’s Shareholders, in proportion to their respective shareholding at that time (“Second Pre-emption Offer”), in terms which are no more favourable than that set out in the Initial Pre-emption Offer. The Vettons City’s Shareholder who accepts the Second Pre-emption Offer become a shareholder of the Company and shall upon completion of such purchase, execute a deed of ratification and accession to be bound by this Agreement in the form set out in Schedule 3

6.3	If there are remaining Sale Shares which are unaccepted by the Vettons City’s Shareholders, the remaining Sale Shares may be offered and sold to a bona fide third party in accordance with Clause 6.6.

6.4	For the purpose of this Clause, “Applicable Percentage” shall mean the percentage determined by dividing (i) the number of the Shares held by an Angel Investor as at the date of the Pre-emption Offer by (ii) the aggregate number of Shares then held by all the other Angel Investors other than the Selling Shareholder.

6

6.5	An Initial Pre-emption Offer and Second Pre-emption Offer in respect of the Sale Shares shall contain at least the following terms:

(a)	the number of Sale Shares to which each shareholder is entitled to purchase, calculated based on their Applicable Percentage (as defined in Clause 6.4);
(b)	the corresponding number of Vettons City’s shares to which the Sales Shares relates to;
(c)	the offer price for each of the Sale Shares; and
(d)	other principal terms and conditions subject to which the Sale Shares shall be sold.

6.6	If any of the Sale Shares are not accepted or purchased by the Angel Investors or Vettons City’s Shareholders, then within the time period specified:

(a)	the Selling Shareholder may seek the Board’s approval in respect of the bona fide third party to whom the Selling Shareholder intends to offer the unaccepted Sale Shares. If the Board agrees to the identity of the bona fide third party (“Approved 3rd party Transferee”), the Selling Shareholder may offer the unaccepted Sale Shares to such Approved 3rd party Transferee in writing, and at such price and terms which are no more favourable than that set out in the Initial Pre-emption Offer and Second Pre-emption Offer; and

(b)	if the Approved 3rd party Transferee accepts such offer within 30 days of the date of the offer to him and the sale is approved by the Board, the Selling Shareholder may, after 30 days of the date of the offer to him, transfer the unaccepted Sale Shares to the Approved 3rd party Transferee (along with the corresponding beneficial interest in Vetton’s shares), provided that the Approved 3rd party Transferee executes a deed of ratification and accession to be bound by this Agreement as though it was an original shareholder (in the form set out in Schedule 3).

6.7	If any Sale Shares remain unsold by the Selling Shareholder pursuant to this Clause, the transfer restrictions provided in this Clause shall become effective again and no disposal may subsequently be made by the Selling Shareholder without again complying with the pre-emption procedures set out in this Agreement.

6.8	If an Angel Investor (in case of an individual) dies, becomes subject to a legal disability, becomes bankrupt or is liquidated, the legal personal representative or the person entitled to the Shares as a result of such bankruptcy or liquidation, will be, subject to all applicable laws, recognized as having a claim to the Shares (along with the corresponding beneficial interest in Vetton’s shares) registered in that Angel Investor’s name.

7	Shareholders’ Meetings

7.1	No meeting of the shareholders (i.e the Angel Investors) may transact any business unless a quorum is met at the start of and throughout such meeting. The quorum of any shareholders’ meeting shall be no less than (i) 5 Angel Investors AND (ii) the chairman of the Board (who shall be present but abstain from voting) being present in person or by proxy.

7.2	Unless otherwise agreed by all the Angel Investors, written notice of all shareholders’ meetings shall be given to every Angel Investors not less than 14 days prior to the meeting. Where special notice is required of a resolution, written notice of the intention to move the resolution shall be given to the Company at least 28 days before the meeting at which it is to be moved. If the proposed resolution to which the special notice relates is one that can be properly moved at a shareholders’ meeting in accordance with the law, the Company shall, where practicable, give the Angel Investors notice of the resolution in the same manner and at the same time as it gives the Angel Investors notice of the meeting.

7

7.3	Shareholders’ meetings can be convened at more than one venue at the same time using technology such as video conferencing facilities provided that Angel Investors are able to participate and exercise their right to speak and vote, and the main venue of the meeting and the chairperson shall be in Malaysia.

7.4	The chairman of the Board shall preside as the chairperson at Shareholders’ meetings. If the quorum is not met or if chairman of the Board is not present within 15 minutes after the time appointed for the holding of the meeting, the meeting shall be re-convened at the same time, day and place in the following week unless otherwise determined by the Board.

7.5	During the meeting and in the absence of a poll being called, each Angel Investor or its proxy present is entitled to 1 vote by a show of hands. Where a poll is called by any Angel Investors, the entitlement of votes for each Angel Investor shall be determined by the voting rights conferred to the Shares.

8	Directors and Board Meetings

8.1	The Board shall consist of 4 initial directors, who are Chew Wen Xin, Tengku Ismat Jasman bin Tengku Ismail, Oh Beng Shern and Dato’ Sri Ng Sing Huat.

8.2	The Board shall, by a written resolution, be able to appoint or remove directors to ensure that the Board is composed of the same number of directors and the same individuals as the board of Vettons City from time to time, with the exception of director(s) who is appointed by Vettons’ investors at Vettons’ subsequent fundraising rounds.

8.3	A director may appoint or remove any person to act as his alternate who shall be entitled to receive notices of meetings and exercise all powers and functions including voting, on the director’s behalf, in his absence.

8.4	No physical meeting of the Board may transact any business unless a quorum is present at the start of and throughout such meeting. The quorum of the Board shall be 2 directors present in person, or each of their respective nominees.

8.5	The chairperson of the Board meeting shall be any director determined by the Board, and if he is not present within 15 minutes after the time appointed for the commencement of the meeting, the directors present may choose one of their numbers to be chairperson of the meeting. The chairperson shall have 1 casting vote in the event of a deadlock in votes.

8.6	A director, or if requested by a director to do so, the company secretary, may convene a meeting of the Board by giving notice in accordance with this clause. A notice of a meeting of the Board shall be sent to every director, and the notice shall include the date, time and place of the meeting and the matters to be discussed. An irregularity in the notice of a meeting is waived if all directors entitled to receive notice of the meeting attend the meeting without objection to the irregularity. A meeting of the Board may be held either:

(a)	by a number of the directors who constitute a quorum, being assembled together at the place, date and time appointed for the meeting; or

(b)	by means of audio, or audio and visual, communication by which all directors participating and constituting a quorum can simultaneously hear each other throughout the meeting.

8

8.7	The directors shall be entitled to request from the Company to provide such other information relating to the financial condition, business or corporate affairs of the Company.

8.8	Every director will have 1 vote at a Board meeting. A resolution of the Board is passed if it is agreed to by a simple majority of the votes cast on it are in favour of it. A director present at a meeting of the Board is deemed to have agreed to, and to have voted in favour of, a resolution of the Board unless he expressly dissents from or objects against the resolution at the meeting.

8.9	The Board shall ensure that the minutes of all proceedings at meetings of the Board are kept. Where a resolution is passed at an adjourned meeting of the Board, the resolution shall, for all purposes, be treated as having been passed on the date on which it was in fact passed and shall not to be deemed to have been passed on any earlier date.

8.10	A resolution in writing, signed or assented to by a simple majority of or all of the directors then entitled to receive notice of meeting of the Board, is as valid and effective as if it had been passed at a meeting of the Board duly convened. Any such resolution may consist of several documents, including facsimile or other similar means of communication, in similar form and each document shall be signed or assented to by one or more directors. A copy of any such resolution shall be entered in the minute book of Board proceedings.

8.11	A maximum of 3 Angel Investors may be present as observers upon the invitation or consent of the directors for Board meetings and may be granted a right to speak by the chairperson but shall not have any voting rights.

9	Corporate Representative

9.1	The Angel Investors agree for the Board to appoint or remove any of the Company’s directors to act as the corporate representative of the Company, who shall represent the Company to attend, speak and vote at any Vettons City’s shareholders’ meeting, as well as sign the members’ circular resolutions of Vettons City on behalf of the Company.

9.2	In exercising its authority as the corporate representative of the Company in Vettons City, the corporate representative shall act in accordance to the instructions from the Board. Where the matter pertains to the interests of the Angel Investors, the Board shall collate the decisions of the Angel Investors (as set out in Clause 10.1(b) below) and instruct the corporate representative accordingly.

9.3	In the absence of fraud, gross negligence, wilful default, breach of this Agreement by the corporate representative, the corporate representative shall not incur any liability by reason of any error of law or any matter or thing done or suffered or omitted to be done by the corporate representative in good faith, or in executing the Board’s decisions under this Agreement.

10	Matters pertaining to the Angel Investors

10.1	The Company (to be effected through the actions and directions of the Board and/or company secretary, whichever is appropriate) shall have the following roles and responsibilities in the following matters pertaining to the Angel Investors:

(a)	Information, statement, records

(i)	At the request of the Angel Investor in writing, the Board shall deliver to the Angel Investor any information, statement, records of Vettons City which a Vettons City’s shareholder is entitled to as provided under Vettons City’s shareholders’ agreement or constitution.
(ii)	If the Angel Investor makes any enquiry in writing regarding Vettons City, the Board shall forward such enquiry to Vettons City within 14 days upon receipt of the written enquiry. Upon receipt of a written reply from Vettons City, the Board shall forward such written reply to the Investor within 14 days.

9

(b)	Voting at Vettons City’s shareholders’ meeting

(i)	Upon the Company’s receipt of any notice from Vettons City regarding the convening of a Vettons City’s shareholders’ meeting, the Board shall deliver the notice (electronically or otherwise) to all Angel Investors within 7 days of receipt.
(ii)	Upon receiving the notice of the Vettons City’s meeting, the Angel Investors shall decide whether to “approve”, “disapprove”, or to “abstain” for each resolution in writing to the Board, delivered by email, by hand or by post to the Company’s registered office at that time, at least 10 days before the Vettons City’s shareholders’ meeting. The Angel Investor who fails to reply to the Board shall be deemed to have abstained from voting.
(iii)	The Board shall then collate the decisions of the Angel Investors, instruct the corporate representative(s) to attend Vettons City’s shareholders’ meeting and to vote on each of the resolutions according to the Angel Investors’ respective votes. The Board may appoint up to 3 proxies or corporate representatives to represent the 3 separate groups of Angel Investors to vote “approve”, “disapprove” or “abstain”. The 3 proxies or corporate representatives shall specify the proportion of the Company’s shareholding or the number of votes in Vettons City represented by each of them.
(iv)	At the written notification of the Angel Investor to the Board, a maximum of 3 Angel Investors may attend to observe (with the right to vote effected only through the corporate representatives) and to speak (if allowed by the chairperson) at the Vettons City’s shareholders’ meeting.

(c)	Convening Vettons City’s shareholders’ meeting

(i)	The Angel Investors who collectively represent no less than 10% of the voting rights in the same class of shares of Vettons City shall be entitled to a right of requisition of shareholders’ meeting of that class of shares in Vettons City. The Angel Investors may write to the Board and the Board shall instruct the corporate representative to represent the Angel Investors to call for a meeting in accordance with the Companies Act 2016.

(d)	Angel Investors’ rights

(i)	The Board, corporate representative and the Company shall do all things reasonably necessary and in good faith, to facilitate the Angel Investors’ rights and protections under this Agreement, and the Angel Investors’ indirect interests in Vettons City available under the constitution of Vettons City.

(e)	Distribution of Dividends received from Vettons City

(i)	Any dividends declared and distributed by Vettons City to the Company as Vettons City’s shareholder, shall be subsequently distributed to the Angel Investors by the Board (to the extent allowed by law), in proportion to their respective shareholding at that time, after any deductions to meet the administrative overheads and expenses for statutory compliance of the Company. Such dividends shall be transferred to the Angel Investors’ respective nominated bank accounts within 30 days of receipt by the Company of the dividends or receipt of the Angel Investors’ bank account details, whichever later. No payments owing to the Angel Investors shall bear any interest.

(f)	Decision of Investors in special circumstances

(i)	In the event the Board, in its reasonable discretion, is of the opinion that the Angel Investors’ decision is required for them to proceed with the dealing of the Shares, the dealing of the Company’s shares in Vettons City, or the dealing of any matter under this Agreement (“Special Circumstances”), the Board shall deliver to the Angel Investors a notice of the Special Circumstances in writing as soon as practicable and require the Angel Investors to make a decision.

10

(ii)	The notice shall set out (1) a reasonable prescribed period for the decision making of the Angel Investors; (2) the details of the event which would be reasonably sufficient for the Angel Investors to make an informed decision; (3) the manner in which the Angel Investors shall deliver his/ her decision (by way of circular resolution or convening of a physical meeting pursuant to the procedures herein), whichever the Board thinks is expedient; (4) in the event whereby the matter requires the execution of a circular resolution, the deadline to which Angel Investors may requisite for a meeting.
(iii)	The Investors shall not alter their decision which has been delivered to the Board. The Board shall be bound to act according to the decision of the Angel Investors and facilitate the performance of the decision made by the Angel Investors.

“Special Circumstances” may include the offer of shares of Vettons City to its shareholders under any pre-emption rights, the exercise of tag along rights and/or other rights given in the shareholders’ agreement of Vettons City. The Board shall collate the decisions of the Angel Investors and deal with the shares based on the votes of the Angel Investors. The Board may appoint up to 3 proxies or corporate representatives to represent the 3 separate groups of Angel Investors to vote ‘approve’, ‘disapprove’ or ‘abstain’. The 3 proxies shall specify the proportion of the Company’s shareholding in Vettons City to be represented by each of them.

11	Exercise of Tag Along Rights and Drag Along Rights in Vettons City

11.1	In addition to the provisions in Clause 10, when the Company has received an offer potentially triggering a Tag Along Right or received notice of a Tag Along Right that is already exercisable pursuant to Vettons City’s shareholders’ agreement, the Board shall upon informing the Angel Investors of such circumstances:

(a)	collate the votes of the Angel Investors whether to “exercise” or “not to exercise” their Tag Along Right in respect of their respective indirect interests in Vettons City (where the Angels Investors who have not responded or abstained from voting shall be deemed to have voted “not to exercise”);
(b)	inform Vettons City of the decisions of the Angel Investors; and
(c)	procure the transfer of the Vettons City’s shares held by the Company corresponding to the Angel Investors who have voted in favour of the Tag Along Right to the third party buyer based on the terms agreed under the Tag Along Right. Where the shareholders’ agreement of Vettons City requires the persons who have elected to exercise Tag Along Rights to sell “all and not some” of its shares, the same shall apply in respect of the Shares.

11.2	The Company shall hold and distribute any proceeds received from the Tag Along Right as soon as practicable, to the respective Angel Investors who have exercised the Tag Along Right.

11.3	If the Company receives a Drag-Along Notice compelling the Company to sell its shares in Vettons City pursuant to Vettons City’s shareholders’ agreement, the Angel Investors and the Board shall take all action required to be taken to effect the sale of the Company’s shares in Vettons City as required under the Drag-Along Notice, and to bear the costs apportioned on a pro-rated basis associated with the sale. The Company shall hold and distribute any proceeds received from the Drag Along Right as soon as practicable to the respective Angel Investors.

11.4	The defined terms under this Clause 11 shall carry the same meaning as defined in Vettons City’s shareholders’ agreement.

11

12	Reserved Matters

12.1	None of the actions in the reserved matters set out below shall be taken by the Angel Investors (whether individually or collectively), or the Company, without the prior approval of the Board:

(a)	pledging or encumbering the Shares or indirect interests in Vettons City to a third party;

(b)	issuing new shares of the Company;

(c)	voluntary dissolution, liquidation or winding-up of the Company and/or its subsidiaries;

(d)	commencing any legal action or proceedings against the Company or on behalf of the Company;

(e)	commencing any legal action or proceedings against Vettons City or in respect of any grievance relating to Vettons City;

(f)	removing, replacing or appointing of a corporate representative of the Company;

(g)	amending the constitution of the Company; and

(h)	amalgamation, consolidation, reconstruction or re-organisation of the Company and/or its subsidiaries or any merger of the Company and/or its subsidiaries with any corporation, firm or other body.

12.2	To the extent that it is not expressly disallowed under the Companies Act 2016, the Board shall in good faith, have the full capacity and power to take actions in relation to the following matters, without the prior approval of the Angel Investors:

(a)	issuing new shares of the Company as a result of any adjustments, share splits, re-organisation of capital structure in Vettons City to the extent necessary to properly reflect the proportionate beneficial interests of the Angel Investors in Vettons City;

(b)	refusing or delaying the registration of transfer of Shares of the Company;

(c)	appointing new director in the Company;

(d)	removing an existing director of the Company; and

(e)	approving the fees of the directors and any benefits payable to the directors;

13	Events of Default Warranting Compulsory Termination

13.1	An event of default warranting compulsory termination of an Angel Investor as a shareholder of the Company shall be determined by the Board in good faith and shall include, without limitation, any of the events listed below (“Event of Default”) in respect of such shareholder (“Defaulting Shareholder”):

(a)	where a shareholder materially breaches this Agreement and fails to remedy the breach within 30 days upon receipt of a notice in writing from the Board stating the breach; or

(b)	where the shareholder starts, is involved with, owns or has direct and conflicting interests in a competing business of similar nature to the Vettons City or is found to have infringed the Intellectual Property or confidential information belonging to Vettons City;

12

13.2	Where an Event of Default has been determined by the Board to have occurred in respect of the Defaulting Shareholder, the Defaulting Shareholder will be deemed to have served to the Board a valid offer for sale relating to all of its Shares at the prescribed sale price determined below. The offer for sale shall be extended by the Board as soon as practicable to the other Angel Investors on a pro-rated basis (excluding the Defaulting Shareholder) according to the procedure set out in Clause 6. The sale price of the Defaulting Shareholders’ Shares will be the subscription price of the Shares paid by the Angel Investor or the Fair Value (defined in Clause 14), whichever is lower, where the Event of Default falls under Clause 13.1

14	Valuation of Shares

14.1	“Fair Value” of the Company’s Shares shall be computed based on a similar class of shares in Vettons City, according to valuation principles approved by the Malaysian accounting standards board, as determined by a third party accountant appointed by the Board having regard to the nature of Vettons City’s business, as at the date of the Board’s appointment of the accountant to determine such valuation.

14.2	The valuation shall be based on financial figures from Vettons City’s latest audited accounts or special audited accounts commissioned by the Board, or where available, the average value based on the most recent 2 years audited accounts of Vettons City shall be used by the accountants in the computation of the above.

15	Ownership of Intellectual Property

15.1	Any intellectual property including all inventions, works, software, codes, content and other intellectual property and derivations of which developed by any Angel Investor (whether in the capacity of employee or shareholder) or commissioned by Vettons City in the course of the Company’s or Vettons City’s business (“Intellectual Property”) shall vest solely in Vettons City.

15.2	It is further agreed that for such time as Vettons City remains the owner of the Intellectual Property, none of the Angel Investors shall operate or use the Intellectual Property for any purpose whatsoever unless a valid license to do so is granted by Vettons City.

16	Termination & Winding Up

16.1	This Agreement shall terminate:

(a)	when an order is made by a court or other competent body or person instituting a process that shall lead to the Company or Vettons City being wound up and its assets being distributed among the Company’s or Vettons City’s creditors, shareholders or other contributors;

(b)	upon the appointment of a receiver, administrator or administrative receiver over the whole or any part of the assets of the Company, or the making of any arrangement with the creditors of the Company for the affairs, business and property of the Company to be managed by a supervisor;

(c)	the sale or transfer of all (but not some) of the Company’s shares in Vettons City to a third party, or the listing of Vettons City on any recognized and reputable stock exchange, and upon the completion of the distribution of (i) all sales proceeds from the sale of Vettons City’s shares held by the Company or (ii) the actual Vettons City’s shares, to the Angel Investors attributable to their beneficial interest in Vettons City’s; or

(d)	the winding up of Vettons City or termination of Vettons City’s shareholders’ agreement, and upon the completion of the distribution of (i) all sales proceeds from the sale of Vettons City’s shares held by the Company or (ii) the actual Vettons City’s shares, to the Angel Investors attributable to their beneficial interest in Vettons City.

13

16.2	On termination of this Agreement, the following clauses shall continue in force: Clause 17 (Fidelity & Non-Solicitation), Clause 19 (Confidentiality), Clause 20 (Notices), Clause 22 (Governing Law), Clause 24 (Costs) and Clause 25 (Severance).

16.3	Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed on or before the date of termination.

16.4	Where the Company is to be wound up and its assets distributed upon termination of this Agreement or otherwise, the parties shall ensure that, before dissolution:

(a)	all (but not some) of the Company’s shares in Vettons City will be transferred to the Vettons City’s Shareholders, in proportion to their respective shareholding and respective beneficial interest in Vettons City at that time;

(b)	all existing contracts, obligations, debts of the Company are performed and met to the extent that there are sufficient resources; and

(c)	the Company shall not enter into any new contractual obligations.

16.5	Each of the Parties undertake not to be interested, engaged in, employed by, whether directly or indirectly, any competing or similar business with the Company or Vettons City for as long as they are a shareholder, and shall be strictly liable to account to the Company or Vettons City for any profits gained as a result of any use of customer database, contacts, or Intellectual Property belonging to the Company or Vettons City during such period.

17	Fidelity & Non-Solicitation

For the duration of this Agreement and for 24 months after ceasing to be a shareholder, the Angel Investor shall not solicit any customer, client, supplier, vendor or agent whether existing or previous, of Vettons City or solicit any employee, director or contractor of Vettons City to terminate such person’s role, employment or contract with Vettons City.

18	Constitution

In the event of any conflict between the provisions of the constitution of the Company and this Agreement, the terms of this Agreement shall prevail and the necessary amendments shall be made to the constitution of the Company to adopt the provisions of this Agreement for consistency.

19	Confidentiality

19.1	The Shareholders shall not divulge the details of this Agreement, use or exploit any of the trade secrets or confidential information of the other Angel Investors, Vettons City or the Company.

19.2	The obligations of this Clause shall not apply to any information:

(a)	which the recipient can reasonably demonstrate is in the public domain through no fault of its own;

(b)	which is required to be disclosed by law, pursuant to a court order or by any government or other regulatory body;

(c)	which is disclosed to or by any adviser to any of the Parties; or

(d)	which is disclosed by any Party to a potential purchaser of all of its shares which is not a competitor of the Company or Vettons City and which has entered into obligations of confidentiality similar to those contained in this Clause.

14

19.3	The obligations of confidentiality shall continue after the expiration or sooner termination of this Agreement without limit in point of time.

20	Notices

Any notices or other communication required by this Agreement to be given to any party shall, unless otherwise informed to the Company, be delivered to the respective addresses of such parties stated in this Agreement by email, normal post or registered post and deemed received when sent out.

21	Amendments and prior agreement

This Agreement constitutes the sole agreement between the parties. All prior agreements,

correspondence, communication and expressions of intent whether oral or written are superseded by this Agreement. No amendment of this Agreement shall be effective unless in writing and signed by the parties.

22	Governing law

This Agreement shall be governed by the laws of Malaysia and parties agree to submit to the exclusive jurisdiction of the courts of Malaysia.

23	Agreement to bind successors

This Agreement shall be binding on the respective heirs, personal representatives, successors in title, permitted assigns, and permitted nominee as the case may be of the Parties.

24	Costs

Each Angel Investor shall bear and pay its own costs in respect of the review and negotiation of this Agreement, provided that the legal costs incurred in drafting of this Agreement shall be borne by the Company. Stamp duty payable on this Agreement shall be borne by the Company.

25	Severance

If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions or part of the provision (as the case may be) shall not in any way be affected or impaired.

26	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

[The rest of this page has been intentionally left blank]

15

Signing page extract from shareholders agreement

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

SIGNED by

CHEW WEN XIN
Director
for and on behalf of	)	/s/ CHEW WEN XIN
VETTONS CITY ANGELS SDN BHD	)
(Company No.: 201901039327))
in the presence of:-)

SIGNED by

FONG TECK KHEONG
Director
for and on behalf of	)	/s/ FONG TECK KHEONG
PHOENIX PLUS CORP	)
(CIK: 0001785493 ))
in the presence of:-)

16

SCHEDULE 1

Share Subscription of the Angel Investors

No.	Details of Angel Investor (Name, NRIC, Address)	Number of Ordinary Shares	Subscription Amount (RM)
1	Angel Seed Ventures PLT 202004001942 (LLP0024719-LGN) 59B, Jalan Tandok, Off Jalan Riong, 59100 Kuala Lumpur.	4,717	55,000
2	Bu Lee Chen 810617- 05- 5158 119 Persiaran 155A Bukit Oug Townhouse 58200 Kuala Lumpur	4,717	55,000
3	Chew Kim Pong 600916-06-5197 No 14, Jalan Saga Indah 5/2, Taman Saga Indah, 28400 Mentakab Pahang.	4,717	55,000
4	Kek Pey Kuan 831213-05-5054 45, Jalan Seri Sentosa 4, Taman Seri Sentosa, BT 6 , Jalan Kelang Lama, 58000 Kuala Lumpur.	4,717	55,000
5	Lee Chen Pin 650311-04-5391 No 53, Jalan Anggerik Vanilla, 31/98Q Canal Garden, Kota Kemuning Seksyen 31, 40460 Shah Alam, Selangor	4,717	55,000
6	Lee Mee Ling 740116-06-5310 C-03-01, Vista Prima Condo, Bandar Bukit Puchong 47100 Puchong Selangor	4,717	55,000
7	Lim Choon Mun 750911-14-6047 379, Jalan 21/39, Taman Petaling, Keong Baru, 53100 Kuala Lumpur	4,717	55,000
8	Lim Huey Chuen 860729-04-5052 B-26-07, Le Yuan Residence, No 8 Jalan Selesaria, Happy Garden, 58200 Kuala Lumpur	9,434	110,000

17

9	Lim Kean Aik 740613-02-5213 No 17B, Jalan 2/10 Bandar Baru Selayang 68100 Batu Caves Selangor.	4,717	55,000
10	Lim Sen Huai 670119-05-5037 43-02, Jalan Molek 2/1, Taman Molek, 81100 Johor Bahru, Johor	4,717	55,000
11	Manjarena Sdn Bhd 1115673-A No 34B, 2nd Floor, Jalan Cungah, 42000 Port Klang Selangor	9,434	110,000
12	Mega Winst Sdn Bhd 202001024099(1380419-H) No 27A, Jalan SG 3/12, Taman Sri Gombak, 68100 Batu Caves Selangor.	4,717	55,000
13	Phoenix Plus Corp E 0517742018-6 701 S, Carson Street, Suite 200, Carson City, NV89701 United States of America	84,906	990,000
14	Pioneer Planet Sdn Bhd 555850-V Suite D23, 2nd Floor, Plaza Pekeliling, No 2 Jalan Tun Razak, 50400 Kuala Lumpur	4,717	55,000
15	Lim Keam Chai 640505-10-6093 No 50A, Jalan Batu Nilam 26, Bandar Bukit Tinggi 2, 41200 Klang Selangor	4,717	55,000
16	Tan Kian Teong 750403-08-5719 No 2, Jalan Rumbia 46, Taman Daya, 81100 Johor Bahru Johor	4,717	55,000
17	Tan Chin Chin 760625-14-6010 C13-3 Kristal Heights Condo, Jalan SG 9/8, Taman Sri Gombak, 68100 Batu Caves, Selangor	4,717	55,000
18	Tan Wan Mei 730717-05-5450 12 LP6/11, Lestari Mansions, Lestari Perdana, 43300 Seri Kembangan Selangor	4,717	55,000

18

19	Tee Boon Hwa 640107-01-5233 No 12 , Jalan Austin Heights 5/16 , Taman Austin Heights, 81100 Johor Bahru	4,717	55,000
20	Teng Woei Wei 880922-23-5286 260 Jalan Impian Gemilang, Saujana Impian, 43000 Kajang Selangor	42,452	495,000
21	Teow Teong Kok 630526-10-6237 No 9, Jalan Bentara 25/KS7, Taman Saga, 41200 Klang Selangor	4,717	55,000
22	Chew Kok Soon 791218-10-5627 No 46, Jalan Sri Sentosa 4, Taman Sri Sentosa Batu 6, Jalan Klang Lama, 58000 Kuala Lumpur	4,717	55,000
23	VT First Sdn Bhd 1334146-D 7A, Jalan Tapah Off Jalan Goh Hock Huat, 41400 Klang, Selangor	9,434	110,000
24	YLF Ventures Sdn Bhd 201301040361 (1070184-A) A-1-3, M Avenue, No 1, Jalan 1/38A, Segambut Bahagia 51200 Kuala Lumpur	4,717	55,000
25	Dao Yan Mei ED6216006 No 17B , Jalan 2/10 Bandar Baru Selayang, 68100 Batu Caves Selangor	4,717	55,000

19

SCHEDULE 2

Targeted Post-Subscription Capitalization Table of Company

Shareholder	No. of ordinary shares in the Company	Shareholding in the Company (%)
Angel Seed Ventures PLT	4,717	1.89%
Bu Lee Chen	4,717	1.89%
Chew Kim Pong	4,717	1.89%
Chew Kok Soon	4,717	1.89%
Dao Yan Mei	4,717	1.89%
Derek Lim Kean Aik	4,717	1.89%
Kek Pey Kuan	4,717	1.89%
Lee Chen Pin	4,717	1.89%
Lee Mee Ling	4,717	1.89%
Lim Choon Mun	4,717	1.89%
Lim Huey Chuen	9,434	3.77%
Lim Sen Huai (Freddie)	4,717	1.89%
Manjarena Sdn Bhd	9,434	3.77%
Mega Winst sdn Bhd	4,717	1.89%
Phoenix Plus Corp	84,906	33.96%
Pioneer Planet Sdn Bhd	4,717	1.89%
Peter Lim Keam Chai	4,717	1.89%
Peter Tan Kian Teong	4,717	1.89%
Tee Boon Hwa	4,717	1.89%
Tan Chin Chin	4,717	1.89%
Tan Wan Mei	4,717	1.89%
Teng Woei Wei	42,452	16.98%
Teow Teong Kok	4,717	1.89%
VT First Sdn Bhd	9,434	3.77%
YLF Ventures Sdn Bhd	4,717	1.89%
Total	250,000	100 *

* The total shareholding has been rounded up to 100%

20

Capitalization Table of Vettons City Sdn Bhd

Party	No. of Ordinary Shares	Shareholding (%)
Tengku Ismat Jasman bin Tengku Ismail	225,000	4.50
Chew Wen Xin	3,050,000	61.00
Dato’ Seri Ng Sing Huat	225,000	4.50
Oh Beng Shern	1,250,000	25.00
Vettons City Angels Sdn Bhd	250,000	5.00
Total	5,000,000	100.00

21

SCHEDULE 3

Deed of Ratification and Accession

THIS DEED OF RATIFICATION AND ACCESSION is made on [            ] by                                            of                                                                  (the “Covenanter”) in favour of the persons whose names are set out below as shareholders of the Company and is supplemental to the Shareholders Agreement dated [              ] (“Shareholders’ Agreement”).

NOW THIS DEED WITNESSES as follows:-

1.	The Covenantor hereby confirms that it has been supplied with a copy of the Shareholders’ Agreement and hereby covenants with each of the parties thereto to observe, perform and be bound by all the terms of the Shareholders’ Agreement as if it were a party thereto and named therein [in place of insert name of transferor] / [as an original Shareholder].

2.	This deed shall be governed by and construed in accordance with the laws of Malaysia.

IN WITNESS WHEREOF this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

22